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                                                                    Exhibit 99.2

                     AUGUST FINANCIAL HOLDING COMPANY, INC

                       SERIES B SUMMARY OF PRINCIPAL TERMS

Issuer:                   August Financial Holding Company, Inc. (the "Company")

Investor:                 Accredited private investors

Issue:                    Non Convertible Preferred Series B Stock (the
                          "Preferred Stock")

Amount of Issue:          Up to $1,000,000 at the option of the management

Stated Value:             $100.00 per share

Offering Price:           $100.00 per share

Number of Shares:         Up to 10,000 Preferred shares. Each 100 shares of
                          Series B Non Convertible Preferred Stock have a warrant attached to purchase 20 shares of Series A
                          Convertible Preferred Stock at $100.00 per share, such warrant is exercisable starting at the second anniversary of the last closing date and expires at the fifth anniversary of the last closing date.

Takedown and Closing:     As soon as possible and as many times as needed,  at
                          the option of the management, but in no event later than October 31, 2002.

Use of Proceeds:          The net proceeds from the issuance of the Preferred
                          Stock will be used to support the working capital and, as opportunities arise, to purchase additional insurance agencies or other subsidiaries.

Dividends/Distributions:  8% non cumulative

Rank: The Series B Preferred Stock will, with respect to dividends, distributions, rights upon liquidation, dissolution or winding-up of the Company, rank equal to Series A Preferred Stock and senior to all other classes of the Company's stock.

Conversion Rights:        None.

Anti-Dilution Rights:     None.

Mandatory Redemption:     For so long as any Preferred Stock remains
                          outstanding and the Company has at least $200,000 of retained earnings in that year, the Company shall redeem, all remaining Preferred Stock 5% annually starting with the fifth anniversary of the last closing date.

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Preference and            The Holders of the Preferred Stock will be entitled to
Liquidation Rights:       payment of cash distributions, before the payment of
                          cash distributions, if any, on any classes of stock ranking junior to the Preferred Stock. On liquidation, dissolution or winding-up of the Company, the holders of the Preferred Stock will be entitled, after satisfaction of creditors, but before any distribution on the Common Stock, to receive the liquidation preference of the Preferred Stock to the extent of an amount equal to the original investment, together with a sum equal to accrued and unpaid distributions, if any, provided, however, that the Holders shall be entitled to receive an amount per share as if they had converted, if such amount is greater than the liquidation preference.

Restriction on Dividends  In the event that the Company is in arrears in the
and Repurchases of        redemption of the Preferred Stock pursuant to the
Stock:                    Mandatory Redemption, the Company will be precluded
                          from purchasing, redeeming, or paying distributions on any stock ranking junior to the Preferred Stock.

Voting Rights:            The Preferred Stock shall have no voting rights except
                          for amendment to Articles, merger, sale and consolidation of the Company.

Registration Rights:      None.

Preferred Stock           Sale of the of the Preferred Stock will be made
Purchase Agreement:       pursuant to a Preferred Stock Purchase Agreement
                          which will contain representations, warranties and covenants typically found in agreements evidencing
                          Preferred Units.


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Affirmative Covenants:    The Affirmative Covenants will include those typically
                          found in agreements evidencing the purchase and sale of Preferred Stock, including: (i) maintenance of properties, (ii) compliance with all material obligations, (iii) compliance with regulations and laws, (iv) maintenance of proper books and records, and (v) facilitation of unit transfers, surrenders or replacements.

Remedies:                 In case any one or more of the covenants and/or
                          agreements set forth in the Preferred Stock Purchase
                          Agreement shall have been breached by the Company or the Preferred Stockholder, the Company or the Preferred Stockholder, as applicable, may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such covenant or agreement contained in this Agreement.

Information Rights:       The Company will deliver to the Holders of the
                          Preferred Stock all information provided to Common stockholders, or filed with the Securities and Exchange Commission, and written notice of all "Reportable Events," which shall be defined as any waivers for or defaults on indebtedness, defaults on any major contracts, loss of any major client, bonafide offers to purchase the Company, material litigation, and resignations or serious illness of senior management members.

Private Placement:        The Preferred Stock will not be registered under the
                          Securities Act of 1933, as amended (the "Act"), and may not be sold without such registration or an exemption available under the provisions of the Act.

Expenses:                 The Company will pay all reasonable expenses incurred
                          in connection with the issuance of the Preferred
                          Stock.